Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
THIRD QUARTER FISCAL 2014 EARNINGS

Third Quarter Fiscal 2014 Highlights
• Record EPS from continuing operations of $2.95 (diluted)
• Record consolidated segment operating margins
• Record cash generation
• Completed acquisition of Permaswage

PORTLAND, Oregon - January 23, 2014 - Continuing to ship into healthy end markets and to effectively leverage operational throughput, Precision Castparts (NYSE:PCP) reported solid sales and earnings per share in the third quarter of fiscal 2014, tempered by late-quarter customer schedule shifts and fewer shipping days in the quarter.

Third Quarter Fiscal 2014 Financial Highlights

Precision Castparts (PCC) sales in the third quarter of fiscal 2014 were $2.36 billion, a 16 percent increase over sales of $2.03 billion a year ago, reflecting approximately 1 percent organic growth excluding the impact of contractual pass-through pricing and other changes in metal/revert pricing. Consolidated segment operating income grew by 27 percent year over year, rising to $659 million, or 28.0 percent of sales, compared to $518 million, or 25.5 percent of sales, in the same period last year. PCC reported a 27 percent improvement in net income from continuing operations (attributable to PCC) in the third quarter, generating $432 million, versus net income of $339 million a year ago. For the quarter, earnings per share (EPS) from continuing operations (attributable to PCC) were $2.95 (diluted, based on 146.5 million shares of stock outstanding), compared to $2.31 (diluted, based on 146.8 million shares of stock outstanding.)

A full quarter of TIMET, Texas Honing, and Synchronous, along with the benefit from several smaller acquisitions in the Forged Products and Airframe Products segments, contributed to the growth in year-over-year sales.

Including discontinued operations, the Company’s total net income (attributable to PCC) for the third quarter of fiscal 2014 was $433 million, or $2.96 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products sales totaled $609 million in the third quarter, versus $613 million last year, and, despite this small drop in sales, the segment increased operating income to $218 million, or 35.8 percent of sales this quarter, compared to $209 million, or 34.1 percent of sales a year ago. Aerospace sales were up by approximately 2 percent, driven by strong commercial demand, but tempered by decreased military and regional/business jet demand. Commercial aerospace OEM production, which accounts for more than 40 percent of the segment’s sales, continues to be robust and is expected to increase as the slope of aircraft build rates ramps. On the power front, IGT sales of both OEM components and spares showed an approximate 3 percent decline year over year. Contractual material pass-through pricing for the segment decreased by approximately $2 million over the past year, which also contributed to the decline in sales. From a performance standpoint, Investment Cast Products continued to extract greater value from some of the Company’s most mature businesses by driving efficiencies and focusing on key operating metrics.

Forged Products: Strongly driven by the addition of TIMET to the segment’s top line, Forged Products third-quarter sales improved year over year by 23 percent, increasing to $1,026 million in the quarter, versus $833 million in the same period last year. Operating income grew by 51 percent to $261 million in the quarter, or 25.4 percent of sales, compared to $173 million, or 20.8 percent of sales, a year ago. TIMET continues to flourish and is not only growing in concert with the aerospace market, but has also gained additional market share with key customers.

Aerospace sales increased by approximately 32 percent year over year, driven primarily by TIMET, with stable base sales. Similar to Investment Cast Products, component production schedules continue to hold steady until the next aircraft build ramp. The segment also continues to make good progress in power markets. Interconnect pipe sales grew by approximately 52 percent year over year, with a backlog now standing at nearly one year. Sales to the oil & gas market decreased slightly in the third quarter of fiscal 2014, compared to very rapid growth in the same quarter a year ago. The segment’s three primary nickel-conversion mills saw alloy selling prices decline by approximately $38 million, and lower prices for revert and other alloys negatively impacted sales by approximately $8 million. Contractual material pass-through pricing fell year over year by approximately $2 million. Operational performance in the Forged Products segment significantly benefitted from solid improvements at TIMET, as well as continued cost discipline across the base businesses.

Airframe Products: Airframe Products’ sales improved by 23 percent year over year, with sales increasing to $722 million in the third quarter of fiscal 2014 from $588 million the previous year. Operating income was $216 million, or 29.9 percent of sales, in the third quarter, versus $178 million, or 30.3 percent of sales, in the same period last year. Segment aerospace sales were up by 27% percent, with strong, single-digit base sales growth, along with the addition of several acquisitions. Critical aerospace fastener and aerostructure shipments are now closely tracking the current base commercial build rates. In addition, fastener 787 shipments, now at an average of six shipsets per month, are continuing to close the gap with aircraft production schedules. Segment growth in aerospace sales will be tied to further ramps in aircraft production. While lower-margin acquisitions exerted a moderate drag on Airframe Products’ year-over-year operating margins, the segment maintained its daily attack on improving performance and delivered solid base operational results, with incremental margins of more than 50 percent.
“In this past quarter, we faced some unprecedented dynamics.” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Customers significantly shifted delivery schedules very late in the quarter. We could not control this unusual activity, but our operations could and did respond to the reality as quickly and aggressively as possible. We managed our cost base, drove operational efficiencies, and performed well. Our customers have already begun to re-accelerate schedules in the new calendar year, and our operations are meeting this demand with an even better cost profile.

“The opportunities for improved operational performance run deeply throughout our production facilities,” Donegan said. “TIMET is making exceptional progress on all fronts: sales, cost take-out, efficiencies, revert utilization; the list goes on. In addition, we still have in front of us the benefits of downstream linkages and volume expansion. Our other acquisitions are gaining traction and steadily contributing to our top and bottom line. And the base operations continue to pick up market share and deliver cost improvements quarter after quarter. With resumption of schedules at previous levels, we believe that we are well-positioned for steady growth going forward.

“We continue to build on a solid foundation of business in all of our major markets,” Donegan said. “Our aerospace operations are supporting a historically high commercial aircraft build rate, and, as the customers take the rates to the next level, our sales should track that upward slope. In addition, during the third quarter, we won additional market share on the new narrow-body engine programs that will power the fleet for the next decade. In the power world, IGT demand from the OEMs is stable, with upside from significant share penetration on base programs and upgrades to the installed base over the next year. The backlog for interconnect pipe has recovered to healthy levels, with the increased construction of coal-fired power plants, primarily in Asia. In the oil & gas market, we have shipped the bulk of our large downhole casing orders and are poised to exploit this knowledge base to secure long-term positions in the industry.

“During the quarter, we were hit harder than we have ever been before by last-minute customer schedule shifts, and we do not expect to see them again to this degree in the foreseeable future,” Donegan said. “We came to grips with these late-quarter challenges immediately, and we dealt with them as effectively as possible. Going forward, we see upside opportunities, and our operations continue to deliver increased value on higher volumes. In addition, our balance sheet is solid. We are generating strong cash flow from our operations, and we continue to pursue additional acquisitions. While the work and the focus and the discipline never end, we are poised to continue to deliver strong results going forward.”
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=617953&s=1&k=AC40C059CB6AB538635F5DC5D5774008

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (877) 591-4959, Access Code: 8855050. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 8855050.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS1
(Unaudited; in millions, except per share data)

	Three Months Ended		Nine Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net sales	$2,357	$2,034	$7,086	$5,927
Costs and expenses:
Cost of goods sold	1,548	1,381	4,675	4,020
Selling and administrative expenses	150	135	459	376
Interest expense	20	12	59	18
Interest income	(1)	(2)	(3)	(5)
Total costs and expenses	1,717	1,526	5,190	4,409
Income before income tax expense and equity in earnings of unconsolidated affiliates	640	508	1,896	1,518
Income tax expense	(206)	(167)	(611)	(503)
Equity in earnings of unconsolidated affiliates	—	(2)	1	1
Net income from continuing operations	434	339	1,286	1,016
Net income (loss) from discontinued operations	1	(1)	12	(3)
Net income	435	338	1,298	1,013
Net income attributable to noncontrolling interests	(2)	—	(5)	(1)
Net income attributable to Precision Castparts Corp. ("PCC")	$433	$338	$1,293	$1,012
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.97	$2.32	$8.79	$6.98
Net income (loss) per share from discontinued operations	0.01	—	0.08	(0.02)
Net income per share	$2.98	$2.32	$8.87	$6.96
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.95	$2.31	$8.73	$6.93
Net income (loss) per share from discontinued operations	0.01	(0.01)	0.08	(0.02)
Net income per share	$2.96	$2.30	$8.81	$6.91
Weighted average common shares outstanding:
Basic	145.3	145.8	145.7	145.5
Diluted	146.5	146.8	146.7	146.5
	Three Months Ended		Nine Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Sales by Segment
Investment Cast Products	$609	$613	$1,833	$1,845
Forged Products	1,026	833	3,152	2,448
Airframe Products	722	588	2,101	1,634
Total	$2,357	$2,034	$7,086	$5,927
Segment Operating Income (Loss)[2]
Investment Cast Products	$218	$209	$650	$624
Forged Products	261	173	786	524
Airframe Products	216	178	631	490
Corporate expense	(36)	(42)	(115)	(107)
Consolidated segment operating income	659	518	1,952	1,531
Interest expense	20	12	59	18
Interest income	(1)	(2)	(3)	(5)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$640	$508	$1,896	$1,518

[1] Reported results for the three and nine months ended December 30, 2012 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	December 29, 2013	March 31, 2013
Cash and Debt Balances
Cash	$337	$280
Total Debt	$3,622	$3,807
Total PCC Shareholders' Equity	$11,026	$9,783
Total Debt, as % of Total Capitalization	24.7%	28.0%
Working Capital Items[1]
Receivables, Net	$1,470	$1,507
Inventories	3,310	2,980
Accounts Payable	959	940
Total	$3,821	$3,547

	Three Months Ended
	December 29, 2013	December 30, 2012
Selected Cash Flow Items[1]
Depreciation and Amortization	$77	$52
Capital Expenditures	$85	$78
Acquisitions of Businesses, Net of Cash Acquired	$688	$3,108

	Three Months Ended
	December 29, 2013	December 30, 2012
Sales by Market[1]
Aerospace	69%	65%
Power	18%	21%
General Industrial & Other	13%	14%

[1] Reported results exclude discontinued operations.